Exhibit 35.16

ANNUAL STATEMENT AS TO COMPLIANCE

CGBAM Commercial Mortgage Trust 2015-SMRT

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Trustee in its capacity as Custodian (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of May 6, 2015 (the “Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer and Special Servicer, Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), and Citibank, N.A., as Certificate Administrator, here by certifies in accordance with Section 13.7 of the Agreement:

A)	A review of such Certifying Servicer’s activities from May 6, 2015 to December 31, 2015 (the “reporting period”) and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and

B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee in its capacity as Custodian

/s/ David Co
BY:	David Co
Title:	Director
Date:	March 1, 2016